For Immediate Release

Flight Safety Announces Settlement in Principle of Class Action Suit

Mystic, CT (November 15, 2007) - Flight Safety Technologies, Inc (AMEX: FLT) the company announced that it reached a settlement in principle with the plaintiffs in the securities law class action litigation pending in the U.S. District Court for the District of Connecticut, In Re Flight Safety Technologies, Inc. Securities Litigation, Civil Action No. 3:04-CV-1175 (CFD). Under the terms of the agreement in principle, all claims against all of the defendants will be dismissed without presumption or admission of liability or wrongdoing. A one time settlement payment of $1.2 million will be made to the plaintiff class by or on behalf of the defendants. The company has agreed to contribute $135,000 of the $1.2 million settlement. The settlement is subject to a number of conditions, including negotiation and execution of appropriate settlement documents between the parties, preliminary and final court approval and other factors. At this time there can be no assurance that those conditions will be met or that the settlement in principle will receive final court approval.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:

William B. Cotton
Chief Executive Officer
Flight Safety Technologies, Inc.
(860) 245-0191